Exhibit 99.1

Finjan Provides Second Quarter 2019 Shareholder Update
Company to Host Conference Call to Discuss Second Quarter 2019 Results on August 8th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – August 8, 2019 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity, offers shareholders a financial update and focus of the Company’s key accomplishments for the second quarter ended June 30, 2019. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on August 8th at 1:30 p.m. PT/4:30 p.m. ET.
“The first half of 2019 marked a period of transition within Finjan in which we changed our executive team, focused on improving the cadence of our licensing program, implemented new litigation strategies, augmented our licensing program for Finjan Blue, and evaluated numerous opportunities that both energize our teams and we believe will build value for our shareholders,” said Phil Hartstein, President and CEO of Finjan. “Our second quarter was highlighted by bringing Jevan Anderson on board as CFO to help us optimize the future of Finjan, a license and settlement agreement with Zscaler, and unexpected but manageable shifts in our ESET and Juniper litigations, which in keeping with our best practices, we will utilize this interim period to explore global resolutions.”
“We have spent the last two months rigorously exploring new avenues to expand our business. We are confident that we now have a sufficient pipeline of new investment and partnership opportunities ahead in which we can capitalize on our expertise of monetizing IP. Whether through investments, acquisitions, partnerships or joint ventures our focus remains on growth and driving the most value for our shareholders,” concluded Phil Hartstein.

Second Quarter 2019 Highlights:

•	Financial

◦	Revenues of $7.2 million as compared to $17.3 million in revenues for the comparable period in 2018

◦	Net loss was ($2.0) million or ($0.07) per share as compared to net income of $7.0 million or $0.24 per share for the same period a year ago

◦	Ended the quarter with approximately $42.6 million in cash as compared to $43.3 million as of December 31, 2018

•	Licensing and Litigation:

◦	Finjan, Inc. enters into Patent License and Settlement Agreement with Zscaler on April 30, 2019

◦	Finjan Blue, Inc. in active license negotiations with a few prospects

◦	Finjan, Inc. v. ESET, et al.: the October trial and other due dates are off calendar awaiting the Court’s consideration of the parties’ numerous motions for summary judgment

◦
Finjan, Inc. v. Juniper Networks: On August 2, 2019, the parties filed a Joint Stipulation of Dismissal with Prejudice, dismissing all claims and counterclaims not yet decided, making adjudicated issues ripe for appeal. On August 6, 2019, the Court issued an Order re Proposed Judgment, requesting the parties to “jointly file a proposed judgment by August 8, 2019 at noon.”

Finjan has pending patent infringement lawsuits against Palo Alto Networks, Cisco Systems, ESET and its affiliates, Sonicwall, Bitdefender and its affiliates, Juniper Networks, Check Point, Rapid7 and its affiliates, Fortinet and Qualys relating to, collectively, more than 15 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Finjan Mobile:

•	Efforts to build consumer awareness and improved user engagement led to downloads surpassing 1.5 million

•	Lowered cost per download considerably and increased product revenue, though not yet material

•	Continued to develop new security innovations for the mobile consumer and secure patents for those innovations.

Analyst and Investor Call with Management:
A shareholder update call to discuss the Company’s second quarter 2019 results and other updates is scheduled for 1:30 p.m. Pacific Time on August 8, 2019. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.

International callers can access the call by dialing 1-778-327-3988

An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on August 8, 2019 and can be accessed by dialing 1-844-512-2921 and providing access code 10007135. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan®, Finjan Mobile®, and InvinciBull® are registered trademarks of Finjan Holdings, Inc.;

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com